Exhibit 10.21
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

Credit Agreement
Dated as of
September 30, 2009,
between
Accretive Health, Inc.
and
Bank of Montreal

Table of Contents

Section	Description	Page

-i-

-ii-

Section 8.17. Formation of Subsidiaries	39
Section 8.18. Change in the Nature of Business	39
Section 8.19. Use of Proceeds	39
Section 8.20. No Restrictions	39
Section 8.21. Deposit Accounts	39
Section 8.22. Clean Up	39
Section 8.23. Financial Covenants	39

Section 9. Events of Default and Remedies.	40

Section 9.1. Events of Default	40
Section 9.2. Non-Bankruptcy Defaults	42
Section 9.3. Bankruptcy Defaults	43
Section 9.4. Collateral for Undrawn Letters of Credit	43

Section 10. Miscellaneous.	43

Section 10.1. Non-Business Days	43
Section 10.2. No Waiver, Cumulative Remedies	43
Section 10.3. Amendments, Etc	43
Section 10.4. Costs and Expenses; Indemnification	44
Section 10.5. Documentary Taxes	45
Section 10.6. Survival of Representations	45
Section 10.7. Survival of Indemnities	45
Section 10.8. Notices	45
Section 10.9. Construction	46
Section 10.10. Headings	46
Section 10.11. Severability of Provisions	46
Section 10.12. Counterparts	46
Section 10.13. Binding Nature, Governing Law, Etc	46
Section 10.14. Submission to Jurisdiction; Waiver of Jury Trial	47
Section 10.15. USA Patriot Act	47
Section 10.16. Participations and Assignments	47
Section 10.17. Confidentiality	48

Signature	1

Exhibit A — Revolving Note
Exhibit B — Borrowing Base Certificate
Exhibit C — Compliance Certificate
Schedule 5.1 — EBITDA
Schedule 6.2 — Subsidiaries

-iii-

Credit Agreement
     This Credit Agreement is entered into as of September 30, 2009, by and between Accretive Health, Inc., a Delaware corporation (the “Borrower”), and Bank of Montreal, a Canadian chartered bank, acting through its Chicago branch (the “Bank”). All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.
Preliminary Statement
     The Borrower has requested, and the Bank has agreed to extend, certain credit facilities on the terms and conditions of this Agreement.
     Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1. The Credits.
     Section 1.1. Revolving Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a revolving credit (the “Revolving Credit”) to the Borrower which may be availed of by the Borrower from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by the Borrower in the form of Loans and Letters of Credit, all as more fully hereinafter set forth, provided that the aggregate principal amount of Loans and Letters of Credit outstanding at any one time shall not exceed the lesser of (i) $15,000,000 (the “Commitment”, as such amount may be reduced pursuant to the terms hereof) and (ii) the Borrowing Base as then determined and computed. During the period from and including the date hereof to but not including the Termination Date, the Borrower may use the Commitment by borrowing, repaying, and reborrowing Loans in whole or in part and/or by having the Bank issue Letters of Credit, having such Letters of Credit expire or otherwise terminate without having been drawn upon or, if drawn upon, reimbursing the Bank for each such drawing, and having the Bank issue new Letters of Credit, all in accordance with the terms and conditions of this Agreement.
     Section 1.2. Revolving Credit Loans. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Borrower in the form of loans (individually a “Loan” and collectively the “Loans”). Each Loan shall be in a minimum amount of $100,000; provided, however, that any LIBOR Portion of the Loans shall be in such greater amount as is required by Section 2 hereof. The Loans shall be made against and evidenced by a single promissory note of the Borrower in the form (with appropriate insertions) attached hereto as Exhibit A (the “Note”). The Note shall be dated the date of issuance thereof and be expressed to bear interest as set forth in Section 2 hereof. The Note, and all Loans evidenced thereby, shall mature and become due and payable in full on the Termination Date. Without regard to the principal amount of the Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrower on account of the Note shall be the sum of all Loans made hereunder less all payments of principal actually received by the Bank.
     Section 1.3. Letters of Credit.
          (a) General Terms. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Borrower in the form of standby and commercial letters of credit issued by the Bank for the account of the Borrower (individually a “Letter of Credit” and collectively the “Letters of Credit”), provided that the aggregate amount of Letters of Credit issued and outstanding hereunder shall not at any one time exceed $500,000. For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Commitment shall to such extent be reinstated.
          (b) Term. Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) 12 months from the date of issuance (or be cancelable not later than 12 months from the date of issuance and each renewal) or (ii) the Termination Date.
          (c) General Characteristics. Each Letter of Credit issued hereunder shall be payable in U.S. Dollars, conform to the general requirements of the Bank for the issuance of a standby or commercial letter of credit, as the case may be, as to form and substance, and be a letter of credit which the Bank may lawfully issue.
          (d) Applications. At the time the Borrower requests a Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), the Borrower shall execute and deliver to the Bank an application for such Letter of Credit in the form then customarily prescribed by the Bank (individually an “Application” and collectively the “Applications”). Subject to the other provisions of this subsection, the obligation of the Borrower to reimburse the Bank for drawings under a Letter of Credit (each a “Reimbursement Obligation”) shall be governed by the Application for such Letter of Credit. Anything contained in the Applications to the contrary notwithstanding, (i) in the event the Bank is not reimbursed by the Borrower for the amount the Bank pays on any drawing made under a Letter of Credit issued hereunder by 11:00 a.m. (Chicago time) on the date when such drawing is paid, the obligation of the Borrower to reimburse the Bank for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay on demand) from and after the date the drawing is paid by the Bank until repayment in full thereof at the fluctuating rate per annum determined by adding 2.0% to the sum of Base Rate as from time to time in effect plus the Applicable Margin (computed on the basis of a year of 360 days for the actual number of days elapsed), (ii) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 3 hereof, (iii) except as otherwise provided in Section 3.3 hereof, prior to the occurrence of a Default or an Event of Default, the Bank will not call for the funding of a Letter of Credit by the Borrower prior to being presented with a drawing thereunder.

     Section 1.4. Manner and Disbursement of Loans. The Borrower shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Chicago time) on the date the Borrower requests the Bank to make a Loan hereunder. Each such notice shall specify the date of the Loan requested (which must be a Business Day) and the amount of such Loan. Each Loan shall initially constitute part of the Base Rate Portion except to the extent the Borrower has otherwise timely elected that such Loan, or any part thereof, constitute part of a LIBOR Portion as provided in Section 2 hereof. The Borrower agrees that the Bank may rely upon any written or telephonic notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such telephonic notice shall govern if the Bank has acted in reliance thereon. Subject to the provisions of Section 7 hereof, the proceeds of each Loan shall be made available to the Borrower at the principal office of the Bank in Chicago, Illinois, in immediately available funds, in the case of the initial Loans made hereunder, in accordance with the terms of the written disbursement instructions of the Borrower and, in the case of each subsequent Loan, by deposit to the Borrower’s primary operating account maintained with the Bank or as otherwise agreed upon by the Borrower and the Bank.
Section 2. Interest and Change In Circumstances.
     Section 2.1. Interest Rate Options. (a) Generally. The outstanding principal balance of the Loans (all of the indebtedness evidenced by the Note bearing interest at the same rate for the same period of time being hereinafter referred to as a “Portion”) shall bear interest with reference to the Base Rate (the “Base Rate Portion”) or, at the option of the Borrower and subject to the terms and conditions hereof, with reference to an Adjusted LIBOR (“LIBOR Portions”). All of the indebtedness evidenced by the Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion and all of the indebtedness evidenced by the Note which is not part of a LIBOR Portion shall constitute a single Base Rate Portion. There shall not be more than seven (7) LIBOR Portions applicable to the Note outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Borrower hereby promises to pay interest on each Portion of the Note at the rates and times specified in this Section 2.
          (b) Base Rate Portion. The Base Rate Portion shall bear interest at the rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin, provided that if the Base Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of the Bank during the existence of any other Event of Default, such Portion shall bear interest, whether before or after judgment until payment in full thereof, at the rate per annum determined by adding 2.0% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Base Rate Portion shall be payable monthly in arrears on the last day of each month in each year (commencing on the first such date occurring after the date hereof) and at maturity of the Note, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand.

Any change in the interest rate on the Base Rate Portion resulting from a change in the Base Rate shall be effective on the date of the relevant change in the Base Rate.
     (c) LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum equal to the Adjusted LIBOR for such Interest Period plus the Applicable Margin, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of the Bank during the existence of any other Event of Default, such Portion shall bear interest, whether before or after judgment until payment in full thereof, through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2.0% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion and shall thereafter bear interest at the interest rate applicable to the Base Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of 3 months, on the date occurring every 3 months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand. The Borrower shall notify the Bank on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Borrower shall notify the Bank of the new Interest Period selected therefor; and in the event the Borrower shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion as of and on the last day of such Interest Period.
     Section 2.2. Minimum Amounts. Each LIBOR Portion shall be in an amount equal to $100,000 or such greater amount which is an integral multiple of $100,000.
     Section 2.3. Computation of Interest. All interest on the Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.
     Section 2.4. Manner of Rate Selection. The Borrower shall notify the Bank by 11:00 a.m. (Chicago time) at least 3 Business Days prior to the date upon which the Borrower requests that any LIBOR Portion be created or that any part of the Base Rate Portion be converted into a LIBOR Portion. If any request is made to convert a LIBOR Portion into the Base Rate Portion hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance, and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances, and conversions received by it from any person the Bank in good faith believes to be an Authorized Representative without the necessity of independent investigation, the Borrower hereby indemnifying the Bank from any liability or loss ensuing from so acting.
     Section 2.5. Change of Law. Notwithstanding any other provisions of this Agreement or the Note, if at any time the Bank shall determine that any change in applicable laws, treaties, or regulations, or in the interpretation thereof, makes it unlawful for the Bank to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Borrower and the obligation of the Bank to create, continue, or maintain any such LIBOR Portion under this Agreement shall be suspended until it is no longer unlawful for the Bank to create, continue, or maintain such LIBOR Portion. If the continued maintenance of any such LIBOR Portion is unlawful, the Borrower shall prepay on demand to the Bank the outstanding principal amount of the affected LIBOR Portion together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, the Borrower may elect to convert the principal amount of the affected LIBOR Portion into the Base Rate Portion hereunder, subject to the terms and conditions of this Agreement (including, without limitation, Section 2.9 hereof).
     Section 2.6. Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, Adjusted LIBOR. Notwithstanding any other provision of this Agreement or the Note, if the Bank shall determine prior to the commencement of any Interest Period that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR or that LIBOR as determined hereby will not adequately and fairly reflect the cost to the Bank of funding any LIBOR Portion for such Interest Period or that the making or funding of LIBOR Portions has become impracticable, then the Bank shall promptly give notice thereof to the Borrower and the obligations of the Bank to create, continue, or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall be suspended until deposits in such amount and for the Interest Period selected by the Borrower shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.
     Section 2.7. Taxes and Increased Costs. With respect to any LIBOR Portion, if the Bank shall determine that any change in any applicable law, treaty, regulation, or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or any new law, treaty, regulation, or guideline, or any interpretation of any of the foregoing, by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary, or other authority having jurisdiction over the Bank or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law), in each case occurring after the date hereof, shall:
     (i) impose, increase, or deem applicable any reserve, special deposit, or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;
     (ii) subject the Bank, any LIBOR Portion or the Note to the extent it evidences a LIBOR Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction, or withholding in respect of this Agreement, any LIBOR Portion or the Note to the extent it evidences a LIBOR Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank’s principal executive office or its lending branch is located;
     (iii) change the basis of taxation of payments of principal and interest due from the Borrower to the Bank hereunder or under the Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of the Bank); or
     (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, any LIBOR Portion, or its disbursement, or the Note to the extent it evidences any LIBOR Portion;
and the Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits, or other offsets available under any such laws, treaties, regulations, guidelines, or interpretations thereof), then the Borrower shall pay on demand to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount; provided, that the Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs incurred more than 180 days prior to the date that the Bank notifies the Borrower in writing of the increased costs and of the Bank’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If the Bank makes such a claim for compensation, it shall provide to the Borrower a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.
     Section 2.8. Change in Capital Adequacy Requirements. If the Bank shall determine that the adoption after the date hereof of any applicable law, rule, or regulation regarding capital adequacy, or any change in any existing law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to a level below that which the Bank could have achieved but for such adoption, change, or compliance (taking into consideration the Bank’s policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction; provided, that the Borrower shall not be required to compensate the Bank pursuant to this

Section for any additional amounts incurred more than 180 days prior to the date that the Bank notifies the Borrower in writing of such additional amounts and of the Bank’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such additional amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 2.9. Funding Indemnity. In the event the Bank shall incur any loss, cost, or expense (including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of:
     (i) any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provision of this Agreement; or
     (ii) any failure by the Borrower to create, borrow, continue, or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;
then upon the demand of the Bank, the Borrower shall pay to the Bank such amount as will reimburse the Bank for such loss, cost, or expense. If the Bank requests such a reimbursement, it shall provide to the Borrower a certificate setting forth the computation of the loss, cost, or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined.
     Section 2.10. Lending Branch. The Bank may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect.
     Section 2.11. Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.6, 2.7, and 2.9 hereof) shall be made as if the Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR for such Interest Period.
     Section 2.12. Extension of Termination Date. The Borrower may from time to time request that the Bank extend the Termination Date for a period of one year or such other period as the Borrower and the Bank may mutually agree. Any extension of the Termination Date shall be at the sole and absolute discretion of the Bank.

Section 3. Fees, Prepayments, Terminations, and Applications.
     Section 3.1. Fees.
          (a) Commitment Fee. For the period from and including the date hereof to but not including the Termination Date, the Borrower shall pay to the Bank a commitment fee at the rate of 0.25% per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) on the average daily unused portion of the Commitment. Such commitment fee shall be payable quarterly in arrears on the first day of each January, April, July and October in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date.
          (b) Letter of Credit Fees. On the first day of each January, April, July and October of each year (commencing on the first such date occurring after the date hereof) to and including, and on, the Termination Date, the Borrower shall pay to the Bank a letter of credit fee at the rate per annum equal to 1.00% per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) on the daily average face amount of Letters of Credit outstanding during the preceding calendar quarter; provided that, at the election of the Bank during the existence of any Event of Default, such letter of credit fee shall be increased by adding 2.0% per annum to the letter of credit fee otherwise applicable thereto. In addition to the letter of credit fee called for above, the Borrower further agrees to pay to the Bank such issuing, processing, and transaction fees and charges as the Bank from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation, and/or payment of letters of credit and drafts drawn thereunder.
          (c) Closing Fee. The Borrower shall pay to the Bank on the date hereof a non-refundable closing fee in the amount of $150,000.
          (d) Audit Fees. The Borrower shall pay to the Bank charges for audits of the Collateral performed by the Bank or its agents or representatives in such amounts as the Bank may from time to time request (the Bank acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of any Default or Event of Default, the Borrower shall not be required to pay the Bank for more than one (1) such audit per calendar year (determined exclusive of pre-closing audits conducted prior to the date of this Agreement).
     Section 3.2. Voluntary Prepayments. The Borrower may prepay the Loans in whole or in part (but, if in part, then (i) if such Loan or Loans constitutes part of the Base Rate Portion, in an amount not less than $100,000, (ii) if such Loan or Loans constitutes part of a LIBOR Portion, in an amount not less than $100,000, and (iii) in each case, in an amount such that the minimum amount required for a Loan pursuant to Sections 1.2 and 2.2 hereof remain outstanding) at any time upon prior notice to the Bank (such notice if received subsequent to 11:00 a.m. (Chicago time) on a given day to be treated as though received at the opening of business on the next Business Day) by paying to the Bank the principal amount to be prepaid and (i) if such a prepayment prepays the Note in full and is accompanied by the termination of the Commitment in whole, accrued interest thereon to the date of prepayment, and (ii) in the case of any prepayment of a LIBOR Portion of the Loans, accrued interest thereon to the date of prepayment plus any amounts due the Bank under Section 2.9 hereof.
     Section 3.3. Mandatory Prepayments. The Borrower covenants and agrees that if at any time the sum of the principal amount of the Loans and Letters of Credit then outstanding shall be in excess of the Borrowing Base as then determined and computed, the Borrower shall within three Business Days and without notice or demand pay over the amount of the excess to the Bank as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Loans until payment in full thereof with any remaining balance to be held by the Bank as collateral security for the Obligations owing with respect to Letters of Credit.
     Section 3.4. Terminations. The Borrower shall have the right, at any time and from time to time, upon 5 (five) Business Days prior notice to the Bank, to terminate without premium or penalty and in whole or in part (but if in part, then in an amount not less than $500,000) the Commitment, provided that the Commitment may not be reduced to an amount less than the aggregate principal amount of the Loans and Letters of Credit then outstanding. Any termination of the Commitment pursuant to this Section may not be reinstated.
     Section 3.5. Place and Application of Payments. All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to the Bank at its office at 115 South LaSalle Street, Chicago, Illinois (or at such other place as the Bank may specify) no later than 1:00 p.m. (Chicago time) on the date any such payment is due and payable. Payments received by the Bank after 1:00 p.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Bank). Unless the Borrower otherwise directs, principal payments shall be applied first to the Base Rate Portion until payment in full thereof, with any balance applied to the LIBOR Portions in the order in which their Interest Periods expire. The Borrower hereby irrevocably authorizes the Bank to (a) charge from time to time any of the Borrower’s deposit accounts with the Bank and/or (b) make Loans from time to time hereunder (and any such Loan may be made by the Bank hereunder without regard to the provisions of Section 7 hereof), in each case for payment of (i) any interest, principal, Letter of Credit reimbursement obligations, commitment fees and letter of credit fees, in each instance, on the date due, or (ii) after five (5) days prior notice to the Borrower, other fees, costs or expenses payable by the Borrower or any of its Subsidiaries hereunder or under the other Loan Documents, which notice, if requested by the Borrower, shall include a reasonably detailed statement of such amounts; provided that the Bank shall not be under any obligation to charge any such deposit account or make any such Loan under this Section, and the Bank shall incur no liability to the Borrower or any other Person for its failure to do so.
     Section 3.6. Notations. All Loans made against the Note, the status of all amounts evidenced by the Note as constituting part of the Base Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the rate of interest and Interest Period applicable to such Portion shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay the principal amount of the Note together with accrued interest thereon.
Section 4. Collateral and Guaranties.
     Section 4.1. Collateral. The Obligations shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of the Borrower and each Domestic Subsidiary in all personal property, fixtures, and real estate, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that: (i) (A) until a Default or Event of Default has occurred and is continuing and thereafter until notice otherwise by the Bank, Liens on local petty cash accounts maintained by the Borrower and the Guarantors in proximity to their operations need not be perfected provided that the total amount on deposit at any one time not so perfected shall not exceed $100,000 in the aggregate and (B) Liens on payroll accounts maintained by the Borrower and the Guarantors need not be perfected provided the applicable deposit account is a zero balance account and the total amount on deposit at any time does not exceed the current amount of their payroll obligations; (ii) until a Default or Event of Default has occurred and is continuing and thereafter until notice otherwise by the Bank, Liens on vehicles which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $100,000 individually or $500,000 in the aggregate; (iii) Liens on the equity interests of a Foreign Subsidiary which, if granted, would cause an increase in the Borrower’s federal income tax liability shall be limited to 65% of the total outstanding equity interests of such Foreign Subsidiary; and (iv) unless otherwise required by the Bank during the existence of any Event of Default, Liens on Commercial Tort Claims need not be perfected where the total value of such property at any one time not so perfected shall not exceed $100,000 individually or $250,000 in the aggregate. The Borrower acknowledges and agrees that the Liens on the Collateral shall be valid and perfected first priority Liens (subject to Permitted Liens), in each case pursuant to one or more Collateral Documents in form and substance reasonably satisfactory to the Bank. The Obligations shall further be secured by the Cash Collateral for the period beginning on or prior to the date of the initial extension of credit hereunder and ending on the Cash Collateral Release Date.
     Section 4.2. Liens on Real Property. In the event that the Borrower or any Domestic Subsidiary owns or hereafter acquires any fee simple interest in any real property, the Borrower shall, and shall cause any such Domestic Subsidiary to, execute and deliver to the Bank (or a security trustee therefor) a mortgage or deed of trust reasonably acceptable in form and substance to the Bank for the purpose of granting to the Bank a Lien on such real property to secure the Obligations, shall pay all taxes, costs, and reasonable out-of-pocket expenses incurred by the Bank in recording such mortgage or deed of trust, and shall supply to the Bank at the Borrower’s cost and expense a survey, environmental report, hazard insurance policy, and mortgagee’s policy of title insurance from a title insurer acceptable to the Bank insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Permitted Liens) on the real property encumbered thereby, and such other instrument, documents, certificates, and opinions reasonably required by the Bank in connection therewith.
     Section 4.3. Guaranties. The payment and performance of the Obligations shall at all times be guaranteed by each direct and indirect Domestic Subsidiary of the Borrower (each a “Guarantor” and collectively, the “Guarantors”) pursuant to one or more guaranty agreements in form and substance reasonably acceptable to the Bank, as the same may be amended, modified, or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties”).
     Section 4.4. Further Assurances. The Borrower agrees that it shall, and shall cause each Domestic Subsidiary to, execute and deliver such documents and do such acts and things as the Bank may from time to time reasonably request in order to provide for or perfect or protect the Bank’s Lien on the Collateral.
Section 5. Definitions; Interpretation.
     Section 5.1. Definitions. The following terms when used herein shall have the following meanings:
          “Account Debtor” means any Person obligated to make payment on any Receivable.
          “Acquired Business” means the entity or assets acquired by the Borrower or a Subsidiary in an Acquisition, whether before or after the date hereof.
          “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.
          “Adjusted LIBOR” means a rate per annum determined by the Bank in accordance with the following formula:

Adjusted LIBOR =	LIBOR

100%-Reserve Percentage
“Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Portions of the Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage. “LIBOR” means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Bank for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period. “LIBOR01 Page” means the display designated as “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.
          “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.
          “Agreement” means this Credit Agreement, as the same may be amended, modified, or restated from time to time in accordance with the terms hereof.
          “Applicable Margin” means, with respect to Loans and Letter of Credit reimbursement obligations, until the first Pricing Date, the rates per annum shown opposite Level III below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	EBITDA for the Four Fiscal Quarters then Ended	Applicable Margin for Base Rate Portion shall be:	Applicable Margin for LIBOR Portions Shall Be:
III	less than $[**]	3.80%	4.00%

Level	EBITDA for the Four Fiscal Quarters then Ended	Applicable Margin for Base Rate Portion shall be:	Applicable Margin for LIBOR Portions Shall Be:
II	greater than or equal to $[**], and less than $[**]	3.55%	3.75%

I	greater than or equal to $[**]	3.30%	3.50%
For purposes hereof, the term “Pricing Date” means, for any fiscal quarter ending on or after September 30, 2009, the date on which the Bank is in receipt of the Borrower’s most recent financial statements and Compliance Certificate (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the EBITDA for the most recently completed four fiscal quarters and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements and Compliance Certificate by the date such financial statements and Compliance Certificate (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements, Compliance Certificate and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level III shall apply). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements and Compliance Certificate shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements and Compliance Certificate shall be in effect from the Pricing Date that occurs immediately after the end of the calendar month covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Bank in accordance with the foregoing shall be conclusive and binding on the Borrowers and the Bank absent demonstrable error.
          “Application” is defined in Section 1.3 hereof.
          “Ascension” means Ascension Health.
          “Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the Bank, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Bank.
          “Bank” is defined in the introductory paragraph hereof.
          “Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Bank from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Bank’s best or lowest rate), (b) the sum of (i) the rate determined by the Bank to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for sale to the Bank at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Reserve Percentage.
          “Base Rate Portion” is defined in Section 2.1(a) hereof.
          “Borrower” is defined in the introductory paragraph hereof.
          “Borrowing Base” means, as of any time it is to be determined, the sum of: (a) 75% of the then outstanding unpaid amount of Eligible Receivables, plus (b) 100% of the Cash Collateral; provided that the Borrowing Base shall be computed only as against and on so much of the Collateral as is included on the certificates to be furnished from time to time by the Borrower pursuant to Section 8.5(a) hereof and, if required by the Bank pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence required to be furnished to the Bank pursuant hereto or pursuant to any such Collateral Document.
          “Borrowing Base Certificate” means a certificate in the form of Exhibit B hereto, or in such other form acceptable to the Bank, to be delivered to the Bank pursuant to Sections 7.2 and 8.5 hereof.
          “Business Day” means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which the Bank is also dealing in United States Dollar deposits in London, England, and Nassau, Bahamas.
          “Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.
          “Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.
          “Capitalized Lease Obligation” means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease determined in accordance with GAAP.

          “Cash Collateral” means, at any time prior to the Cash Collateral Release Date, an amount not less than $5,000,000 in cash held at the Bank or at one of the Bank’s affiliates, in each case on terms and conditions reasonably satisfactory to the Bank.
          “Cash Collateral Release Date” means the latest date on which all of the following events shall have occurred and be continuing:
     (a) one calendar year shall have elapsed from the Closing Date;
     (b) the Bank shall have received audited financial statements of the Borrower for the period ended December 31, 2009, and unaudited financial statements of the Borrower for the periods ended March 31, 2010, and June 30, 2010, in each case along with the certificate required by Section 8.5(h) hereof with respect to such financial statements, in each case in form and substance reasonably satisfactory to the Bank;
     (c) the Borrower shall not have lost more than [**] contracts with [**] for the twelve (12) month period then ended; and
     (d) the Bank shall have received a pro forma Borrowing Base Certificate demonstrating unused availability (excluding availability relating to Cash Collateral) under the Revolving Credit of at least $[**].
          “Change of Control” means:
     (i) prior to an IPO, (a) a majority of the Voting Stock of the Borrower ceases at any time and for any reason (including death or incapacity) to be owned, legally and beneficially, by Mary Tolan, FW Oak Hill Accretive Healthcare Investors, L.P., and/or Accretive Investors SBIC, L.P., and their respective Controlled Investment Affiliates, collectively; and
     (ii) upon and after an IPO, the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of 35% or more of the Voting Stock of the Borrower, other than acquisition of such interest by Mary Tolan, FW Oak Hill Accretive Healthcare Investors, L.P., or Accretive Investors SBIC, L.P., and their respective Controlled Investment Affiliates.
          “Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Bank in its discretion.
          “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
          “Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Bank by the Collateral Documents; provided, however, that the “Collateral” shall not include Excluded Assets; provided, further, that if and when any property shall cease to be Excluded Assets, such property shall be deemed at all times from and after the date thereof to constitute Collateral.
          “Collateral Documents” means the Security Agreement and all other mortgages, deeds of trust, security agreements, assignments, financing statements and other documents as shall from time to time secure the Obligations or any part thereof.
          “Commitment” is defined in Section 1.1 hereof.
          “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
          “Controlled Investment Affiliates” means, with respect to any Person, any fund or investment vehicle that (i) is organized by such Person for the purpose of making investments in one or more companies and is controlled by such Person, or (ii) has the same principal fund advisor as such Person. For purposes of this definition, “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.
          “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
          “Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
          “EBITDA” means, with reference to any period, Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) non-cash adjustments relating to non-cash option expenses and non-cash anti-dilution expense approved in writing by the Bank, (e) reasonable fees, costs and expenses incurred in connection with the execution, negotiation and delivery of this Agreement and approved by the Bank in its sole discretion, and (f) such other amounts as approved by the Bank in its sole discretion. Notwithstanding the foregoing, EBITDA for each of the fiscal quarters ended December 31, 2008, March 31, 2009, and June 30, 2009, shall be deemed to be the amounts set forth on Schedule 5.1 hereof.
          “Eligible Line of Business” means any business engaged in as of the date of this Agreement by the Borrower or any of its Subsidiaries, any businesses complementary thereto and any reasonable extensions thereof.
          “Eligible Receivables” means any Receivable of the Borrower or any Guarantor which:
     (a) arises out of the rendition of services fully performed and accepted by the Account Debtor on such Receivable, and such Receivable does not represent a pre-billed

Receivable or a progress billing, and such Receivable is net of any deposits made by or for the account of the relevant Account Debtor;
     (b) is payable in U.S. Dollars and the Account Debtor on such Receivable is located within the United States of America;
     (c) is the valid, binding and legally enforceable obligation of the Account Debtor obligated thereon and such Account Debtor is not (i) a Subsidiary or an Affiliate (other than Ascension) of the Borrower, (ii) a shareholder, director, officer or employee of the Borrower or any Subsidiary, (iii) the United States of America, or any state or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the Assignment of Claims Act or any similar state or local statute, as the case may be, is complied with to the satisfaction of the Bank, (iv) a debtor under any proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors;
     (d) is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the Bank;
     (e) is an asset of such Person to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Bank free and clear of any other Liens;
     (f) is not subject to any counterclaim or defense asserted by the Account Debtor or subject to any offset or contra account payable to the Account Debtor (unless the amount of such Receivable is net of such contra account established to the reasonable satisfaction of the Bank);
     (g) no surety bond was required or given in connection with said Receivable or the contract or purchase order out of which the same arose;
     (h) it is evidenced by an invoice to the Account Debtor dated not more than forty-five (45) Business Days subsequent to the completion of performance of the relevant services and is issued on ordinary trade terms requiring payment within thirty (30) days of invoice date;
     (i) is not unpaid more than ninety (90) days after the original invoice date;
     (j) is not owed by an Account Debtor who is obligated on Receivables more than [**] of which have been past due for longer than the relevant period specified in subsection (i) above unless the Bank has approved the continued eligibility thereof;
     (k) (with respect to such Receivable only) would not cause the total Receivables owing from any one Account Debtor (other than Ascension) and its Affiliates to [**];

     (l) (with respect to such Receivable only) would not cause the total Receivables owing from [**]; and
     (m) is not otherwise deemed to be ineligible in the reasonable judgment of the Bank (it being acknowledged and agreed that with five (5) Business Days prior written notice any Receivable of the Borrower or any Guarantor may be deemed ineligible by the Bank acting in its reasonable judgment).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.
          “Event of Default” means any event or condition identified as such in Section 9.1 hereof.
          “Excluded Assets” has the meaning set forth in the Security Agreement.
          “Fixed Charges” means, with reference to any period (each a “Test Period”), the sum of (a) all scheduled payments of principal made or to be made during such period with respect to Indebtedness of the Borrower and its Subsidiaries, (b) Interest Expense for such period paid in cash, (c) federal, state, and local income taxes paid or payable in cash by the Borrower and its Subsidiaries during such period, (d) unfinanced Capital Expenditures made by the Borrower and its Subsidiaries during such period, and (e) all payments of dividends and distributions made in cash by the Borrower and its Subsidiaries during such period other than the payments made pursuant to Section 8.12(c) and (e) hereof; provided that for any Test Period ending on or prior to the first anniversary of the Closing Date, the Fixed Charge Coverage Ratio shall be equal to the product of (x) the amounts set forth in clauses (a), (b), (c), (d) and (e) above, respectively, for the period from and after the Closing Date to and including the last day of such Test Period times (y) a fraction, the numerator of which is 365 and the denominator of which is the number of days elapsed from and including the Closing Date to and including the last day of such Test Period.
          “Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.
          “Funds Transfer and Deposit Account Liability” means the liability of the Borrower or any Subsidiary owing to the Bank, or any Affiliates of the Bank, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of the Borrower and/or any Subsidiary now or hereafter maintained with the Bank or its Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to the Borrower or any Subsidiary by the Bank or its Affiliates.
          “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting

Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
          “Guarantor” and “Guarantors” each is defined in Section 4.3 hereof.
          “Guaranty” and “Guaranties” each is defined in Section 4.3 hereof.
          “Hedging Liability” means the liability of the Borrower or any Subsidiary to the Bank, or any Affiliates of the Bank, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower or such Subsidiary, as the case may be, may from time to time enter into with the Bank or its Affiliates.
          “Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, or as to which such approval has been withdrawn.
          “Indebtedness” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than ninety (90) days past due and Special Payables), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, and (f) all net obligations of such Person under any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement.
          “Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
          “Interest Period” means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending 1, 2, 3, or 6 months thereafter as selected by the Borrower in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day,

unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) no Interest Period may extend beyond the final maturity date of the Note; and
     (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof.
For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.
          “IPO” means the first underwritten public offering by the Borrower of its equity interests after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.
          “Letter of Credit” and “Letters of Credit” each is defined in Section 1.3 hereof.
          “LIBOR Portions” is defined in Section 2.1(a) hereof.
          “Lien” means any mortgage, lien, security interest, pledge, charge, or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.
          “Loan” and “Loans” each is defined in Section 1.2 hereof.
          “Loan Documents” means this Agreement, the Note, the Applications, the Guaranties, the Collateral Documents, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.
          “Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its obligations under any Loan Document, or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Bank thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.
          “Moody’s” means Moody’s Investors Service, Inc.

          “Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP.
          “Note” is defined in Section 1.2 hereof.
          “Obligations” means all obligations of the Borrower to pay principal and interest on the Loans, all reimbursement obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held, or acquired.
          “PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
          “Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:
     (a) the Acquired Business is in an Eligible Line of Business and has its primary operations within the United States of America;
     (b) the Acquisition shall not be a Hostile Acquisition;
     (c) the financial statements of the Acquired Business shall have been audited by a nationally recognized accounting firm or such financial statements shall have undergone review of a scope reasonably satisfactory to the Bank;
     (d) the Total Consideration for the Acquired Business shall not exceed $[**] and, when taken together with the Total Consideration for all Acquired Businesses acquired during the term of this Agreement, shall not exceed $[**] in the aggregate;
     (e) the Borrower shall have notified the Bank not less than 10 Business Days prior to any such Acquisition and furnished to the Bank at such time reasonable details as to such Acquisition (including sources and uses of funds therefor), and 3-year historical financial information (or such lesser time as the Acquired Business has existed) and 2-year pro forma financial forecast of the Acquired Business on a consolidated basis after giving effect to the Acquisition and covenant compliance calculations reasonably satisfactory to the Bank demonstrating satisfaction of the condition described in clause (g) below;
     (f) if a new Subsidiary is formed or acquired as a result of or in connection with the Acquisition, the Borrower shall have complied with the requirements of Section 4 hereof in connection therewith; and

     (g) after giving effect to the Acquisition and any extension of credit in connection therewith, no Default or Event of Default shall exist, including with respect to the financial covenants contained in Section 8.23 hereof on a pro forma basis.
          “Permitted Liens” is defined in Section 8.8 hereof.
          “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or any other entity or organization, including a government or agency or political subdivision thereof.
          “Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
          “Portion” is defined in Section 2.1(a) hereof.
          “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
          “Receivables” means all rights to the payment of a monetary obligation now or hereafter owing to the Borrower or any Guarantor evidenced by accounts, instruments, chattel paper or general intangibles.
          “Reimbursement Obligation” is defined in Section 1.3(d) hereof.
          “Revolving Credit” is defined in Section 1.1 hereof.
          “S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.
          “Security Agreement” means that certain Security Agreement dated as of September 30, 2009, between the Borrower and its Subsidiaries and the Bank, as the same may be amended, modified, supplemented, or restated from time to time.
          “Special Payables” means those accounts payable of the Borrower arising by operation of contractual arrangements with a customer for payroll and non-payroll hospital operating costs for which the Borrower recorded a corresponding receivable, and which payable is subject to a bona fide dispute with such customer, all as determined in good faith by the Borrower.
          “Subsidiary” means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Borrower, by one or more of its Subsidiaries, or by the Borrower and one or more of its Subsidiaries.
          “Termination Date” means September 30, 2011, or such earlier date on which the Commitment is terminated in whole pursuant to Section 3.4, 9.2, or 9.3 hereof.
          “Total Consideration” means, with respect to an Acquisition, the sum (but without duplication) of (a) cash paid in connection with any Acquisition, (b) indebtedness payable to the seller in connection with such Acquisition, (c) other future payments which are required to be made over a period of time and are not contingent upon the Borrower or its Subsidiary meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), but only to the extent not included in clause (a) or (b) above, and (d) the amount of indebtedness assumed in connection with such Acquisition.
          “Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (a) all Indebtedness of the Borrower and its Subsidiaries at such time, and (b) all Indebtedness of any other Person which is directly or indirectly guaranteed by the Borrower or any of its Subsidiaries or which the Borrower or any of its Subsidiaries has agreed (contingently or otherwise) purchased or otherwise acquired or in respect of which the Borrower or any of its Subsidiaries has otherwise assured a creditor against loss, less the Cash Collateral.
          “Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.
          “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.
          “Wholly-Owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by the Borrower and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.
     Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 6. Representations and Warranties.
          The Borrower represents and warrants to the Bank as follows:
     Section 6.1. Organization and Qualification. The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying where the failure to do so could reasonably be expected to have a Material Adverse Effect.
     Section 6.2. Subsidiaries. Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying where the failure to do so could reasonably be expected to have a Material Adverse Effect. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Borrower or a Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens other than Permitted Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.
     Section 6.3. Authority and Validity of Obligations. The Borrower has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue its Note in evidence thereof, to grant to the Bank the Liens described in the Collateral Documents, and to perform all of its obligations hereunder and under the other Loan Documents. Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, to grant to the Bank the Liens described in the Collateral Documents executed by it, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Borrower and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Borrower and its Subsidiaries enforceable against them in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any Subsidiary, in each case, which could reasonably be expected to have a Material Adverse Effect, or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of the Borrower or any Subsidiary or any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary or any of their Property, in each case, which could reasonably be expected to have a Material Adverse Effect, or (b) result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary other than Permitted Liens.
     Section 6.4. Use of Proceeds; Margin Stock. The Borrower shall use the proceeds of the extensions of credit made available hereunder to finance working capital and for its general working capital purposes. Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
     Section 6.5. Financial Reports. The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2008, and the related consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2009, and the related consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the six months then ended, heretofore furnished to the Bank, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.
     Section 6.6. No Material Adverse Change. Since December 31, 2008, there has been no change in the condition (financial or otherwise) or business prospects of the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.
     Section 6.7. Full Disclosure. The statements and information furnished to the Bank in writing in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Bank acknowledging that, as to any projections furnished to the Bank, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable as of the date of the applicable projections, and that actual results during the period or periods covered by any such projections may differ from projected results, and such differences may be material.
     Section 6.8. Trademarks, Franchises and Licenses. The Borrower and its Subsidiaries own, possess or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information necessary to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright, or other proprietary right of any other Person.
     Section 6.9. Governmental Authority and Licensing. The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all foreign, federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.
     Section 6.10. Good Title. The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the Bank (except for sales of assets by the Borrower and its Subsidiaries in the ordinary course of business), subject to no Liens other than Permitted Liens.
     Section 6.11. Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary or any of their Property which if adversely determined could reasonably be expected to have a Material Adverse Effect.
     Section 6.12. Taxes. All federal and state income and other material tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of their Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees, and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and its Subsidiaries have been made for all open years, and for the current fiscal period.
     Section 6.13. Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency, or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery, or performance by the Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.
     Section 6.14. Affiliate Transactions. Neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Ascension and Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.
     Section 6.15. Investment Company. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 6.16. ERISA. The Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.
     Section 6.17. Compliance with Laws. The Borrower and its Subsidiaries are in compliance with the requirements of all foreign, federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     Section 6.18. Other Agreements. Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Borrower, any Subsidiary or any of their Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.
     Section 6.19. Solvency. The Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

     Section 6.20. Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Borrower hereby indemnifies the Bank against, and agrees that it will hold the Bank harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.
     Section 6.21. No Default. No Default or Event of Default has occurred and is continuing.
Section 7. Conditions Precedent.
          The obligation of the Bank to make any extension of credit under this Agreement is subject to the following conditions precedent:
     Section 7.1. All Advances. As of the time of the making of each extension of credit (including the initial extension of credit) hereunder:
     (a) each of the representations and warranties set forth in Section 6 hereof and in the other Loan Documents shall be true and correct in all material respects as of such time, except to the extent the same expressly relate to an earlier date;
     (b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such extension of credit;
     (c) after giving effect to such extension of credit the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement shall not exceed the lesser of (i) the Commitment and (ii) the Borrowing Base;
     (d) in the case of the issuance of any Letter of Credit, the Bank shall have received a properly completed Application therefor together with the fees called for hereby; and
     (e) such extension of credit shall not violate any order, judgment, or decree of any court or other authority or any provision of law or regulation applicable to the Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.
The Borrower’s request for any extension of credit hereunder shall constitute its warranty as to the facts specified in subsections (a) through (d), both inclusive, above.
     Section 7.2. Initial Advance. At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall also have been satisfied:
     (a) the Bank shall have received the following (and, with respect to all documents, each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

     (i) the Note;
     (ii) the Security Agreement from the Borrower and its Subsidiaries, together with (x) any financing statements requested by the Bank, and (y) certificates evidencing 100% of the equity interests of the Domestic Subsidiaries, together with undated executed blank stock powers therefor;
     (iii) the Guaranties;
     (iv) evidence of the maintenance of insurance by the Borrower as required hereby or by the Collateral Documents;
     (v) copies (executed or certified as may be appropriate) of resolutions or meeting minutes of the Board of Directors or other governing body of the Borrower and of each Subsidiary authorizing the execution, delivery, and performance of the Loan Documents;
     (vi) articles of incorporation (or equivalent organizational document) of the Borrower and of each Guarantor certified by the appropriate governmental office of the state of its organization;
     (vii) by-laws (or equivalent organizational document) for the Borrower and for each Guarantor certified by an appropriate officer of such Person acceptable to the Bank;
     (viii) an incumbency certificate containing the name, title and genuine signature of the Borrower’s Authorized Representatives;
     (ix) good standing certificates for the Borrower and each Guarantor, dated as of a date no earlier than 30 days prior to the date hereof, from the appropriate governmental offices in the state of its incorporation or organization and in each state in which it is qualified to do business as a foreign organization and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect; and
     (x) a duly completed Internal Revenue Service Form W-9 for the Borrower and each Domestic Subsidiary.
          (b) the Bank shall have received the initial fees called for hereby;
          (c) the Bank shall have received such valuations and certifications as it may require in order to satisfy itself as to the value of the Collateral, the financial condition of the Borrower and its Subsidiaries, and the lack of material contingent liabilities of the Borrower and its Subsidiaries;

     (d) legal matters incident to the execution and delivery of the Loan Documents and to the transactions contemplated hereby shall be satisfactory to the Bank and its counsel; and the Bank shall have received the favorable written opinion of counsel for the Borrower in form and substance reasonably satisfactory to the Bank and its counsel;
     (e) the Bank shall have received a Borrowing Base certificate in the form attached hereto as Exhibit B showing the computation of the Borrowing Base in reasonable detail as of the close of business on August 31, 2009, and indicating Eligible Receivables of the Borrower and its Domestic Subsidiaries of at least $[**], and that the total gross receivables of the Borrower computed in accordance with GAAP is at least $[**];
     (f) the Bank shall have received financing statement, tax and judgment lien search results against the Property of the Borrower and its Subsidiaries evidencing the absence of Liens on their Property except as permitted by Section 8.8 hereof;
     (g) the Liens granted to the Bank under the Collateral Documents shall have been perfected in a manner satisfactory to the Bank and its counsel; and
     (h) the Bank shall have received such other agreements, instruments, documents, certificates and opinions as the Bank may reasonably request.
     Section 7.3. Post-Closing. Within the time frames set forth below (or such later date as the Bank may agree to in writing), the following additional conditions must be satisfied: (i) no later than sixty (60) days after the Closing Date and subject to Section 4.1 hereof, the Borrower shall deliver to the Bank one or more account control agreements with respect to any deposit accounts or security accounts of Borrower and each Guarantor maintained by a depository institution other than the Bank, in form and substance reasonably satisfactory to the Bank and (ii) no later than thirty (30) days after the Closing Date, the Borrower shall deliver to the Bank a landlord waiver agreement with respect to 401 North Michigan Avenue Suite 2700, Chicago, Illinois 60611, in form and substance reasonably satisfactory to the Bank. Failure to comply with the conditions set forth herein shall constitute an Event of Default hereunder.
Section 8. Covenants.
          The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:
     Section 8.1. Maintenance of Business. The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise permitted by Section 8.10. The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     Section 8.2. Maintenance of Properties. The Borrower shall maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and shall cause each Subsidiary to do so in respect of Property owned or used by it, except (i) to the extent that, in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person, or (ii) except where such failure to do so could not reasonably be expected to have a Material Adverse Effect.
     Section 8.3. Taxes and Assessments. The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all material taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.
     Section 8.4. Insurance. The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including employers’ and public liability risks) with good and responsible insurance companies, as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Borrower shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. The Borrower shall upon request furnish to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.
     Section 8.5. Financial Reports. The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Borrower and its Subsidiaries as the Bank may reasonably request; and without any request, shall furnish to the Bank:
     (a) as soon as available, and in any event within 15 days after the last day of each calendar month, a Borrowing Base certificate in the form attached hereto as Exhibit B showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such month, including an accounts receivable and accounts payable aging, prepared by the Borrower and certified to by its chief financial officer or such other officer reasonably acceptable to the Bank;
     (b) as soon as available, and in any event within 45 days after the last day of each calendar month, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such period and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the calendar month and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form year-to-date against the budget prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year end audit adjustments) and certified to by its chief financial officer or such other officer reasonably acceptable to the Bank;
     (c) as soon as available, and in any event within 120 days after the last day of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such period and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of Ernst & Young LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower and reasonably satisfactory to the Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;
     (d) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;
     (e) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s consolidated business plan for the following fiscal year, such business plan to show the Borrower’s projected consolidated and consolidating profit and loss, cash flow and balance sheet on a month-by-month basis, such business plan to be in reasonable detail prepared by the Borrower and in form reasonably satisfactory to the Bank;
     (f) notice of any Change of Control;
     (g) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder; and

     (h) as soon as available, and in any event within 45 days after the last day of each fiscal quarter of the Borrower, the Borrower shall deliver to the Bank a written certificate in the form attached hereto as Exhibit C signed by the chief financial officer of the Borrower, or such other officer of the Borrower reasonably satisfactory to the Bank, to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same together with calculations supporting such statements in respect of Section 8.23 of this Agreement.
     Section 8.6. Inspection. The Borrower shall, and shall cause each Subsidiary to, permit the Bank and its duly authorized representatives and agents to visit and inspect any of the Properties, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, its officers, employees, and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Bank the finances and affairs of the Borrower and of each Subsidiary) at such reasonable times and reasonable intervals as the Bank may designate, and, so long as no Event of Default exists, with reasonable prior notice to the Borrower.
     Section 8.7. Borrowings and Guaranties. The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create, or have outstanding any Indebtedness, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety, or otherwise for any debt, obligation, or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent:
     (a) the Obligations of the Borrower and its Subsidiaries owing to the Bank under the Loan Documents and other indebtedness and obligations of such Persons owing to the Bank;
     (b) purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $[**] in the aggregate at any one time outstanding;
     (c) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;
     (d) obligations of the Borrower or any Subsidiary arising out of interest rate, foreign currency, and commodity hedging agreements entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;
     (e) intercompany advances from time to time owing by (i) any Guarantor to the Borrower or another Guarantor; (ii) by the Borrower to a Guarantor; or (iii) any Foreign Subsidiary to the Borrower or a Guarantor in an amount which does not exceed $[**] at any time outstanding, in each case in the ordinary course of business;
     (f) unsecured indebtedness arising from the endorsement of items for deposit or collection of commercial paper received in the ordinary course of business; and
     (g) unsecured indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $[**] in the aggregate at any one time outstanding.
     Section 8.8. Liens. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent (collectively, “Permitted Liens”):
     (a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations, or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts, or leases to which the Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;
     (b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;
     (c) judgment liens and judicial attachment Liens not constituting an Event of Default under Section 9.1(g) and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $500,000 at any one time outstanding;
     (d) Liens on Property of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property, as reduced by repayments of principal thereon;
     (e) any interest or title of a lessor under any operating lease;
     (f) easements, rights-of-way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;
     (g) Liens granted in favor of the Bank pursuant to the Collateral Documents;
     (h) Liens existing on the date of this Agreement and set forth on Schedule 8.8;
     (i) rights of setoff imposed by law upon deposit of cash and cash equivalents in favor of banks or other depository institutions incurred in the ordinary course of business in deposit accounts maintained with such bank or depository institution; and
     (l) licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of Borrower’s business not interfering in any material respect with the ordinary conduct of Borrower’s business and otherwise permitted hereby.
     Section 8.9. Investments, Acquisitions, Loans and Advances. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain, or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:
     (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;
     (b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;
     (c) investments in certificates of deposit issued by the Bank or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;
     (d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;
     (e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;
     (f) the Borrower’s investment existing on the date of this Agreement in its Subsidiaries;
     (g) intercompany advances made from time to time by the Borrower or a Guarantor to another Guarantor or by a Guarantor to the Borrower in the ordinary course of business to finance working capital needs;
     (h) investments in account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors or settlement of delinquent accounts or disputes with account debtors;
     (i) loans and advances to employees, officers and directors of Borrower or any Guarantor to the extent used to acquire equity interests (or options to acquire equity interests) of Borrower to the extent such transactions are cashless and other loans and advances to officers, directors and employees in an aggregate principal amount not to exceed $500,000 at any time outstanding;
     (j) Permitted Acquisitions;
     (k) intercompany advances made from time to time by the Borrower or a Guarantor to a Foreign Subsidiary in an amount which does not exceed $[**] at any one time outstanding;
     (l) investments in money market funds, mutual funds, AAA-rated bonds and fixed income investments in an aggregate amount not to exceed (i) prior to an IPO, $20,000,000, and (ii) upon and after an IPO, $125,000,000; and
     (m) other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed $[**] in the aggregate at any one time outstanding.
In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.
     Section 8.10. Mergers, Consolidations and Sales. The Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease, or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:
     (a) the sale or lease of inventory in the ordinary course of business;
     (b) the sale, transfer, lease, or other disposition of Property of the Borrower and its Subsidiaries to one another in the ordinary course of its business;
     (c) the sale of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection only (and not for the purpose of any bulk sale or securitization transaction);
     (d) the sale, transfer, or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or its Subsidiary, has become uneconomical, obsolete, or worn out, and which is disposed of in the ordinary course of business;
     (e) the merger of any Subsidiary with and into the Borrower, provided that, the Borrower is the entity surviving the merger;
     (f) the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $[**] during any fiscal year of the Borrower;
     (g) the abandonment or cancellation of any intellectual property that is not material or is no longer used or useful in any material respect in the business of the Borrower and its Subsidiaries; and
     (h) sales or forgiveness of accounts receivable which are past due in the ordinary course of business in connection with the collection or compromise thereof.
     Section 8.11. Maintenance of Subsidiaries. The Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) the issuance, sale and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, (b) Liens on the capital stock of Subsidiaries granted to the Bank pursuant to the Collateral Documents, and (c) any transaction permitted under Section 8.10.
     Section 8.12. Dividends and Certain Other Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests, or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock or other equity interests, including without limitation options or warrants to acquire the same

(collectively referred to herein as “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent (a) the making of dividends or distributions by any Wholly-owned Subsidiary to the Borrower, (b) the making of dividends or distributions by the Borrower during any fiscal year in amounts necessary to allow each of its shareholders to make payments in respect of its federal income tax liability (and, if applicable, state income tax liability) attributable to its pro rata share of the Borrower’s taxable income (determined in accordance with the Code) (including estimated tax payments determined in good faith by the Borrower which are required to be made by its shareholders with respect thereto) so long as the Borrower shall have elected to be treated as an S Corporation for income tax purposes, (c) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may make a one-time dividend to the shareholders of the Borrower existing on the Closing Date so long as the aggregate amount of the dividends paid pursuant to this clause (c) does not exceed $15,000,000, (d) purchases, redemptions or other acquisitions of shares of (or options to purchase shares of) equity interests in the Borrower or options therefor from present or former directors, officers, other service providers, or employees (or permitted transferees, assigns, estates or heirs of the foregoing) of the Borrower or any of its Subsidiaries upon their death, disability, termination of their employment or retirement, so long as before and after giving effect to any such Restricted Payments for such purpose, (x) no Event of Default shall have occurred and be continuing, and (y) such purchases or payments after the date hereof do not exceed $500,000 in any fiscal year, and (e) the Borrower may make a one-time distribution to the preferred equity holders of the Borrower out of the proceeds of its IPO in accordance with the shareholders agreement of the Borrower in an aggregate amount not to exceed $17,500,000.
     Section 8.13. ERISA. The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Borrower shall, and shall cause each Subsidiary to, promptly notify the Bank of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.
     Section 8.14. Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all foreign, federal, state, local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.
     Section 8.15. Burdensome Contracts With Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than Guarantors and Ascension) on terms and conditions which are less favorable to the Borrower or such Guarantor or Ascension than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.
     Section 8.16. No Changes in Fiscal Year. The fiscal year of the Borrower and its Subsidiaries ends on December 31 of each year; and the Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.
     Section 8.17. Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary, the Borrower shall provide the Bank notice thereof and immediately comply with the requirements of Section 4 hereof (at which time Schedule 6.2 shall be deemed amended to include reference to such Subsidiary).
     Section 8.18. Change in the Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the date hereof.
     Section 8.19. Use of Proceeds. The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 6.4 hereof.
     Section 8.20. No Restrictions. Except as provided herein, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, or (e) guarantee the Obligations and/or grant Liens on its assets to the Bank as required by the Loan Documents.
     Section 8.21. Deposit Accounts. The Borrower shall, and shall cause its Subsidiaries to, from and after the date 90 days immediately following the Closing Date, maintain their principal operating accounts at the Bank or the Bank’s affiliates.
     Section 8.22. Clean Up. For a period of no less than five consecutive Business Days during each calendar year, the Borrower agrees that the aggregate principal amount of all Loans outstanding hereunder shall be $0.
     Section 8.23. Financial Covenants. (a) EBITDA. As of the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending September 30, 2009, the Borrower shall not permit EBITDA for the four fiscal quarters ending during the relevant period set forth below to be less than the corresponding amount set forth opposite such period:

Period(s) Ending	EBITDA Shall Not be Less Than
Fiscal Quarter ending on or about 9/30/09	$16,000,000

Fiscal Quarters ending on or about 12/31/09 — 9/30/10	$23,852,000

Fiscal Quarters ending on or about 12/31/10 and all Fiscal Quarters ending thereafter	$32,000,000
          (b) Total Leverage. As of the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending September 30, 2009, the Borrower shall not permit the ratio of (i) Total Funded Debt to (ii) EBITDA for the four fiscal quarters of the Borrower then ended to be greater than 1.00 to 1.0.
          (c) Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending September 30, 2009, the Borrower shall not permit the ratio of (i) EBITDA for the four fiscal quarters of the Borrower then ended, to (ii) Fixed Charges for the same four fiscal quarters then ended to be less than 1.35 to 1.00.
          (d) Capital Expenditures. The Borrower shall not, nor shall it permit any of its Subsidiaries to, incur Capital Expenditures in an amount in excess of $12,000,000 (herein, the “Maximum Permitted Amount”) in the aggregate during any fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2009; provided that the Borrower may carry over into the immediately succeeding fiscal year 100% of the Maximum Permitted Amount to the extent not actually incurred for capital expenditures during the immediately preceding fiscal year.
Section 9. Events of Default and Remedies.
     Section 9.1. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:
     (a) default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation, or default for a period of three (3) Business Days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;
     (b) default in the observance or performance of any covenant set forth in Sections 8.1, 8.3, 8.4, 8.5, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.15, 8.16, 8.17, 8.18, 8.19, 8.20, 8.22 or 8.23 hereof or of any provision of any Loan Document requiring the maintenance of insurance on the Collateral subject thereto or dealing with the use or remittance of proceeds of Collateral; or

     (c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by the Bank; or
     (d) any representation or warranty made by the Borrower or any Subsidiary herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or
     (e) (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or (ii) any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder, or (iii) any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien (subject to Permitted Liens) in favor of the Bank in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or (iv) the Borrower or any Subsidiary makes any payment on account of any Subordinated Debt which is prohibited under the terms of any instrument subordinating such Subordinated Debt to any Obligations owed to the Bank, or any subordination provision in any document or instrument (including, without limitation, any intercreditor or subordination agreement) relating to any Subordinated Debt shall cease to be in full force and effect, or any Person (including the holder of any Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision; or
     (f) default shall occur under any Indebtedness issued, assumed or guaranteed by the Borrower or any Subsidiary aggregating more than $500,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by lapse of time, acceleration or otherwise); or
     (g) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $500,000 shall be entered or filed against the Borrower or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or
     (h) the Borrower or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $500,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or
     (i) dissolution or termination of the existence of the Borrower or any Subsidiary except as otherwise permitted by Section 8.10, or any Change of Control shall occur; or
     (j) the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(k) hereof; or
     (k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 9.1(j)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.
     Section 9.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsection (j) or (k) of Section 9.1 with respect to the Borrower) has occurred and is continuing, the Bank may, by notice to the Borrower, take one or more of the following actions:
     (a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;
     (b) declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan

Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and
     (c) enforce any and all rights and remedies available to it under the Loan Documents or applicable law.
     Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsection (j) or (k) of Section 9.1 with respect to the Borrower has occurred and is continuing, then the Note, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.
     Section 9.4. Collateral for Undrawn Letters of Credit. When any Event of Default, other than an Event of Default described in subsection (j) or (k) of Section 9.1 with respect to the Borrower, has occurred and is continuing, the Borrower shall, upon demand of the Bank, and when any Event of Default described in subsection (j) or (k) of Section 9.1 with respect to the Borrower has occurred, the Borrower shall, without notice or demand from the Bank, immediately pay to the Bank the full amount of each Letter of Credit then outstanding, the Borrower agreeing to immediately make such payment and acknowledging and agreeing that the Bank would not have an adequate remedy at law for failure of the Borrower to honor any such demand and that the Bank shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credit.
Section 10. Miscellaneous.
     Section 10.1. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
     Section 10.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank or on the part of the holder of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank and of the holder of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
     Section 10.3. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank and the Borrower. No notice to or demand on the Borrower in any case shall, except as otherwise provided herein, entitle the Borrower to any other or further notice or demand in similar or other circumstances.
     Section 10.4. Costs and Expenses; Indemnification. (a) The Borrower agrees to pay on demand the reasonable, out-of-pocket costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the recording or filing of any of the foregoing, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of counsel for the Bank with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Borrower further agrees to pay to the Bank or any other holder of the Obligations all reasonable, out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees), if any, incurred or paid by the Bank or any other holder of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder (including, without limitation, all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving the Borrower or any guarantor). The Borrower further agrees to indemnify the Bank, and any security trustee, and their respective directors, officers and employees, against all reasonable, out-of-pocket losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Bank at any time, shall reimburse the Bank for any reasonable, out-of-pocket legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrower under this Section shall survive the termination of this Agreement.
     (b) The Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Bank for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to their Property, and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any

Subsidiary made herein or in any mortgage, deed of trust, security agreement or any other instrument or document evidencing or securing any indebtedness, obligations, or liabilities of the Borrower or any Subsidiary owing to the Bank or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the Bank’s willful misconduct or gross negligence. This indemnification shall survive the payment and satisfaction of all Obligations owing to the Bank and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of Bank and its directors, officers, employees, agents, and collateral trustees, and their successors and assigns.
     Section 10.5. Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.
     Section 10.6. Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.
     Section 10.7. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans, including, but not limited to, Sections 2.7 and 2.9 hereof, shall survive the termination of this Agreement and the payment of the Note.
     Section 10.8. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

to the Borrower at:	to the Bank at:

Accretive Health, Inc. 401 North Michigan Avenue, Suite 2700 Chicago, Illinois 60611	Bank of Montreal 115 South LaSalle Street Chicago, Illinois 60603
Attention: Greg Kazarian, General Counsel	Attention: Geraldine Rudig Telephone: (312) 461-3139
Telephone: (312) 324-7820 Telecopy: (312) 324-5355	Telecopy: (312) 293-4355
Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.
     Section 10.9. Construction. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any of the other Loan Documents, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the other Loan Documents.
     Section 10.10. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.
     Section 10.11. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 10.12. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
     Section 10.13. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Borrower and its successors and assigns, and, subject to Section 10.16(b), shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations. The Borrower may not assign its rights hereunder without the written consent of the Bank. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. This Agreement and the rights and duties of the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to principles of conflicts of laws.

     Section 10.14. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrower and the Bank hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.
     Section 10.15. USA Patriot Act. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.
     Section 10.16. Participations and Assignments. (a) The Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans and Letters of Credit at any time and from time to time to one or more other Persons; provided that no such participation shall relieve the Bank of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Bank shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that the Bank will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 2.7 and Section 2.9 hereof. The Borrower authorizes the Bank and its assigns to disclose to any participant or prospective participant under this Section any financial or other information pertaining to the Borrower or any Subsidiary.
          (b) The Bank shall have the right at any time to sell, assign, transfer or negotiate all or any part of its rights and obligations under the Loan Documents (including, without limitation, the indebtedness evidenced by the Notes then held by the Bank, together with an equivalent percentage of its obligation to make Loans and participate in Letters of Credit) to one or more Persons pursuant to one or more assignment agreements in form and substance acceptable to the Bank, provided that so long as no Default or Event of Default has occurred and is continuing the Borrower shall have consented in writing to such assignment (such consent not to be unreasonably withheld). Any such assignee shall become a holder of the Obligations (and Commitments, as applicable) assigned for all purposes hereunder to the extent of the rights and obligations under the Loan Documents it assumes and the assignee shall be released from its obligations, and will have released its rights, under the Loan Documents to the extent of such assignment. The address for notices to such assignee shall be as specified in the assignment agreement executed by it. Promptly upon the effectiveness of any such assignment agreement, the Borrower shall execute and deliver replacement Notes to the assignee and the assignor in the respective amounts of their Commitments (or assigned principal amounts, as applicable) after giving effect to the reduction occasioned by such assignment (all such Notes to constitute “Notes” for all purposes of the Loan Documents). The Borrower authorizes the Bank and its permitted assigns to disclose to any purchaser or prospective purchaser of an interest in the Loans and interest in Letters of Credit owed to it or its Commitments under this Section any financial or other information pertaining to the Borrower or any Subsidiary.
          (c) The Bank or any permitted assignee may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of the Bank or such assignee, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release the Bank or such assignee from any of its obligations hereunder or substitute any such pledgee or secured party for the Bank or such assignee as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.
     Section 10.17. Confidentiality. The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) to the extent necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the prior written consent of the Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Bank on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans or Commitments hereunder, or (j) to entities which compile and publish information about the syndicated loan market, provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (j). For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses.

          This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower” Accretive Health, Inc.
By	/s/ John T. Staton
Name John T. Staton
Title Chief Financial Officer

“Bank” Bank of Montreal
By	/s/ Geraldine M. Rudig
Name Geraldine M. Rudig
Title Director

[Signature Page to Credit Agreement]

Exhibit A
Revolving Note

$15,000,000	Chicago, Illinois September 30, 2009
     On the Termination Date, for value received, the undersigned, Accretive Health, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of Bank of Montreal (the “Bank”) at its office at 115 South LaSalle Street, Chicago, Illinois, the principal sum of (i) Fifteen Million and no/100 Dollars ($15,000,000), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Borrower to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.
     This Note evidences Loans made and to be made to the Borrower by the Bank under the Revolving Credit provided for under that certain Credit Agreement dated as of September 30, 2009, between the Borrower and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrower hereby promises to pay interest at the office described above on such Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.
     This Note is issued by the Borrower under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.
     The Borrower hereby promises to pay all reasonable, out-of-pocket costs and expenses (including reasonable attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Borrower hereby waives presentment for payment and demand. This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of laws.

Accretive Health, Inc.

By

Name

Title

Exhibit B
Accretive Health, Inc.
Borrowing Base Certificate
To: Bank of Montreal
     Pursuant to the terms of the Credit Agreement dated as of September 30, 2009, between Accretive Health, Inc. and you (the “Credit Agreement”), we submit this Borrowing Base Certificate to you and certify that the information set forth below and on any attachments to this certificate is true, correct and complete as of the date of this certificate.

I. Borrowing Base Calculation

A. Receivables in Borrowing Base

1. Gross Receivables

2. Less

(a) Ineligible sales (i.e. not within the U.S.)

(b) Owed by an account debtor who is a Subsidiary or an Affiliate

(c) Owed by an account debtor who is in an insolvency or reorganization proceeding

(d) Unpaid more than 90 days

(e) Ineligible as to Ascension receivables because of ____% concentration factor

(f) Ineligible as to Account Debtors other than Ascension because of [**]% concentration factor

(g) Otherwise ineligible

Total Deductions (sum of lines A2a - A2f)

3. Eligible Receivables (line A1 minus line A2)

4. Eligible Receivables in Borrowing Base (line A3 x .75)

B. Cash Collateral

1. Cash Collateral

2. Cash Collateral in Borrowing Base (line B1 x 1.00)

C. Total Borrowing Base

(sum of lines A4 and B2)

D. Revolving Credit Advances

1. Loans

2. Letters of Credit

3. Total Revolving Credit Outstanding (line D1 plus D2)

E. Unused Availability

(lesser of Commitment ($15,000,000) and line C above, minus line D3)

II. Accounts Receivable Aging

General Ledger Activity		Accounts Receivable Aging

A/R at	$	Current

Add Sales		$30-60 Days

Less Cash	( )	60-90 Days

Less Cm’s	( )	Over 90 Days

A/R at	$	Total	$
III. Accounts Payable Aging
Current

30-60 Days

60-90 Days

Total

IV. Withholding taxes have been paid through
(date)
Dated as of this day of , .

Accretive Health, Inc.

By

Name

Title

Exhibit C
Accretive Health, Inc.
Compliance Certificate
To: Bank of Montreal
     This Compliance Certificate is furnished to Bank of Montreal (the “Bank”) pursuant to that certain Credit Agreement dated as of September 30, 2009, between Accretive Health, Inc. (the “Borrower”) and the Bank (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
     The Undersigned hereby certifies on behalf of the Borrower and not in my individual capacity that:
     1. I am the duly elected                                          of the Borrower;
     2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;
     4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete in all material respects as of the dates and for the periods covered thereby; and
     5. The Attachment hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct in all material respects and have been made in accordance with the relevant Sections of the Credit Agreement.
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

     The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this                 day of ____________, ___.

Accretive Health, Inc.

By

Name
Title

Attachment to Compliance Certificate
Accretive Health, Inc.
Compliance Calculations for Credit Agreement
Dated as of September 30, 2009
Calculations as of _____________, ___

A.	EBITDA (Section 8.23(a))
	1.	Net Income for past 4 quarters	$
	2.	Interest Expense for past 4 quarters	$
	3.	Income taxes for past 4 quarters	$
	4.	Depreciation and Amortization Expense for past 4 quarters	$
	5.	Non-cash adjustments approved by the Bank for past 4 quarters	$
	6.	Fees, costs and expenses incurred in connection with the execution, negotiation and delivery of the Credit Agreement approved by the Bank	$
	7.	Other amounts approved by the Bank	$
	8.	Sum of Lines A1, A2, A3, A4, A5, A6 and A7 (“EBITDA”)	$
	9.	Line A must be at least	$
	10.	The Borrower is in compliance (circle yes or no)	yes/no

B.	Total Leverage Ratio (Section 8.23(b))
	1.	Total Funded Debt	$
	2.	EBITDA (Line A6)	$
	3.	Ratio of Line B1 to B2	___:1.0
	4.	Line B3 ratio shall not be greater than	1:00 to 1.0
	5.	The Borrower is in compliance (circle yes or no)	yes/no

C.	Fixed Charge Coverage Ratio (Section 8.23(c))
	1.	EBITDA (Line A6)	$
	2.	Payments for past 4 quarters	$
	3.	Interest Expense for past 4 quarters	$
	4.	Income taxes for past 4 quarters	$
	5.	Cash Collateral	$5,000,000

	6.	Sum of Lines C2, C3, and C4, minus Line C5	$
	7.	Ratio of Line C1 to Line C6	___:1.0
	8.	Line C7 ratio must not be less than	1:35:1.0
	9.	The Borrower is in compliance (circle yes or no)	yes/no

D.	Capital Expenditures (Section 8.23(d))
	1.	Year-to-date Capital Expenditures	$
	2.	Maximum permitted amount (including carry forward of $____________from prior period)	$
	3.	The Borrower is in compliance (circle yes or no)	yes/no

Schedule 5.1
EBITDA

Fiscal Quarter Ended	EBITDA
December 31, 2008	$2,673,000

March 31, 2009	$5,673,000

June 30, 2009	$5,984,000

Schedule 6.2
Subsidiaries

		Percentage
Name	Jurisdiction of Incorporation	Ownership
SDI Acquisition, Inc.	Delaware	100%

Accretive Health India Private Limited	India	100%

Accretive Health India Services Private Limited	India	100%